Item 77H - Deutsche State Tax-Free Income
Series (formerly DWS State Tax-
Free Income Series)
Change in Control of Registrant

Below is the person presumed to control one of Registrant's series because such person owned more than 25% of the series based on the records of the series as of July 2, 2014.
As of July 2, 2014:

Series
Name of Person
Ownership
as % of
Series
Deutsche
Massachusetts
Tax-Free Fund
NATIONAL
FINANCIAL
SERVICES LLC
FOR EXCLUSIVE
BENEFIT OF OUR
CUSTOMERS
ATTN MUTUAL
FUNDS DEPT -
4TH FLOOR
JERSEY CITY NJ
07310-2010
28.36%

As of September 2, 2014:
No investor beneficially owned 25% or more of the shares of Deutsche Massachusetts Tax-Free Fund, a series of Deutsche State Tax-Free Income Series, as of September 2, 2014.





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